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                                                                     EXHIBIT 8.2

                    [OPINION OF LONG ALDRIDGE & NORMAN LLP]

                                 June 1, 2001

NOVA Corporation
One Concord Parkway, Suite 300
Atlanta, Georgia 30328 03063

     Re Merger pursuant to Agreement and Plan of Merger by and among U.S. Bancorp and NOVA Corporation

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement/Prospectus relating to the Agreement and Plan of Merger dated as of May 7, 2001, (the "Merger Agreement"), by and among U.S. Bancorp, a Delaware corporation ("Acquirer") and NOVA Corporation, a Delaware corporation (the "Company"). Pursuant to the Merger Agreement, the Company will merge with and into Acquirer (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Long Aldridge & of Norman LLP by Acquirer and the Company containing certain representations of Acquirer and the Company relevant to this opinion (the "Representation Letters").

     In our capacity as counsel to the Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination and with your consent, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

     Additionally, we have assumed that, in the aggregate, the Acquirer Common Stock to be received by the Company's shareholders in the Merger will, as of the Effective Time, represent at least 50% of the Aggregate Consideration to be received by the Company's shareholders. If the Merger and the related transactions described in the Merger Agreement and the Registration Statement are not consummated in accordance with the terms of such documents or if all of the information, representations or assumptions upon which we relied are not true, complete and correct at all relevant times, our opinion might be adversely affected and may not be relied upon.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change in the authorities upon which our opinion is based could affect the conclusions stated herein. In this regard, this opinion represents only counsel's best legal judgment, has no official status of any kind, is not binding on the IRS or the courts, and is


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not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a contrary position if asserted by the IRS. This opinion is expressed as of the date hereof and we disclaim any responsibility to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

     This opinion addresses only the specific federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of the Company that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for the Company's stock.

     On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we hereby confirm to you that our opinion is as set forth in the Joint Proxy Statement/Prospectus under the caption "THE MERGER--Material Federal Income Tax Consequences," subject to the limitations and qualifications described therein.

     No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity (other than the shareholders of the Company), and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the federal income tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,



                                            /s/ Long Aldridge & Norman LLP



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